Exhibit 10.1

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This AMENDED AND RESTATED Exclusive License Agreement (the “Agreement”) is entered into as of April 3, 2023 (the “Effective Date”) replaces in its entirety the Exclusive License Agreement entered into on October 5, 2018 (the “ELA Agreement”) by and between Alaunos Therapeutics (formerly known as ZIOPHARM Oncology, Inc.), a Delaware corporation, with its principal place of business at 8030 El Rio, Houston TX 77054 (“Alaunos”), and Precigen, Inc., a Virginia corporation, with its principal place of business at 20358 Seneca Meadows Parkway, Germantown, MD 20876 (“Precigen”). Alaunos and Precigen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Precigen possesses certain intellectual property related to Licensed Products (as defined below);

Whereas, Alaunos is a biopharmaceutical company focused on development of TCR Products (as defined below);

Whereas, Precigen and Alaunos are parties to certain agreements that, by this Agreement, are being terminated and/or amended;

Whereas, in consideration of entering into this Agreement, the Parties have agreed to amend certain rights, obligations and payment terms; and

Whereas, in connection with the Parties entering into this Agreement, the Parties have agreed to release each other from certain claims that either such Party may have under any prior agreement or arrangement between the Parties.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1

DEFINITIONS
1.1
“2015 MDACC License” means that certain License Agreement by and among Intrexon Corporation, Alaunos and MDACC with an effective date of January 13, 2015, as amended, and as assigned by Intrexon and assumed by Precigen effective as of January 1, 2018.
1.2
“2018 MDACC License” means that certain License Agreement by and among Precigen, Alaunos and MDACC with an effective date of January 8, 2018, as amended.
1.3
“AAA” has the meaning set forth in Section 11.2.

1.

1.4
“AAA Rules” has the meaning set forth in Section 11.2.
1.5
“Accessory Material Agents” means those materials as set forth in a letter agreement dated as of the date hereof by and between the Parties for use in the Field with Licensed Products.
1.6
“Activator Ligand” means (i) veledimex and all formulations covered by the Drug Master File for a Formerly Licensed Product developed by Alaunos, and (ii) changes to the subject matter described in the foregoing (i) and made by Alaunos to advance a Formerly Licensed Product (“Alaunos Veledimex Alterations”).
1.7
“Affiliate” means, with respect to a particular Party or other entity, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party or other entity. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
1.8
“Alaunos” has the meaning set forth in the preamble.
1.9
“Bankrupt Party” has the meaning set forth in Section 12.2(a).
1.10
“BCMA CAR Products” means any biological product, process or therapy developed under or arising from the B-cell maturation antigen (BCMA) CAR Program that is comprised of a CAR that is directed to BCMA, including all forms, formulations, presentations, doses, administrations and package configurations.
1.11
“BCMA CAR Program” means a program(s) of Research and Development focused on using CAR cells directed to BCMA.
1.12
“Business Day” means a day other than Saturday, Sunday or any day that banks in New York, New York, USA are required or permitted to be closed.
1.13
“CD19 CAR Products” means any biological product, process or therapy developed under or arising from the CD19 CAR Program that is comprised of a CAR that is directed to CD19, including all forms, formulations, presentations, doses, administrations and package configurations. CD19 CAR Products include all product candidates that previously were under Development by Alaunos (and Precigen and its Affiliates) as of the Effective Date that contain a CAR that targets CD19.
1.14
“CD19 CAR Program” means a program(s) of Research and Development focused on using CAR cells directed to CD19.
1.15
“Chimeric Antigen Receptor” or “CAR” means [***].
1.16
“Chimeric Antigen Receptor T-Cell” or “CAR-T” means [***].

2.

1.17
“Claims” has the meaning set forth in Section 8.1.
1.18
“Commercialization” means the marketing, promotion, sale and/or distribution of products in the Territory, and all related manufacturing activities not included in the definition of Development. Commercialization, in relation to a Licensed Product, shall include commercial activities conducted in preparation for Licensed Product launch. “Commercialize” has a correlative meaning.
1.19
“Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by Precigen pursuant to the ELA Agreement and its predecessor agreements shall be deemed to be Precigen’s Confidential Information disclosed hereunder, and all Information disclosed by Alaunos pursuant to the ELA Agreement and its predecessor agreements shall be deemed to be Alaunos’ Confidential Information disclosed hereunder; provided that any use or disclosure of any Information that is authorized under Section 9.2 or otherwise licensed or expressly contemplated by this Agreement shall not be restricted by, or be deemed a violation of, the surviving confidentiality provisions under the predecessor agreements.
1.20
“Construct” means [***].
1.21
“Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party.
1.22
“Cover” means, with respect to a claim of a Patent and a product, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such product (considering claims of patent applications to be issued as then pending). “Covering” and “Covered” shall have a correlative meaning.
1.23
“Covering Claim” has the meaning set forth in Section 5.2(b).
1.24
“Development” means all activities that relate to the pre-clinical and clinical development of a product or to (a) obtaining, maintaining or expanding Regulatory Approval of a product, or (b) developing the ability to manufacture clinical and commercial quantities of a product. This includes: (i) preclinical testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of a product; and (iii) manufacturing process development and scale-up, bulk production and fill/finish work associated with the supply of a product for preclinical testing and clinical trials, and related quality assurance and technical support activities. “Develop” and “Developed” have a correlative meaning.
1.25
“Dispute” has the meaning set forth in Section 11.1.
1.26
“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

3.

1.27
“Exclusive Products” means TCR Exclusive Products. For clarity, Exclusive Products include all forms, formulations, presentations, doses, administrations and package configurations thereof.
1.28
“Exclusive Program” means, as applicable, the TCR Exclusive Program.
1.29
“Executive Officer” means, with respect to Precigen, its President or CEO, and with respect to Alaunos, its CEO.
1.30
“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
1.31
“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.32
“Field” means (a) use of a Licensed Product (including TCR Products), for Treatment of cancer in humans, including solid and hematological cancers, and (b) use of TCR Products in the HPV Field. Except to the extent permitted under clause (b), the Field shall not include the prophylaxis or amelioration of conditions or symptoms associated with cancer or infectious disease which may result in cancer.
1.33
“Formerly Licensed Product” means, as described in the ELA Agreement (i) IL-12 Products or an IL-12 Program, (ii) CD19 CAR Products or a CD19 CAR Program, or (iii) a BCMA CAR Product or a BCMA CAR Program.
1.34
“Gamma Delta T Cells” means T-Cells expressing gamma delta TCRs.
1.35
“Gorilla IL-12 Products” means any biological product, process or therapy Developed under the Gorilla IL-12 Program that is comprised of the Gorilla IL-12 Construct, including all forms, formulations, presentations, doses, administrations and package configurations.
1.36
“Gorilla IL-12 Program” means a program(s) of Research and Development dependent on use of the Gorilla IL-12 Construct.
1.37
“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.38
“HPV Field” means, the treatment and prevention of human papillomavirus (HPV) infection and/or in vivo replication or proliferation solely to the extent the primary reason for such treatment or prevention is to prevent cancer.
1.39
“Human IL-12 Products” means any biological product, process or therapy Developed under the Human IL-12 Program, including all forms, formulations, presentations, doses, administrations and package configurations.
1.40
“Human IL-12 Program” means a program(s) of Research and Development focused on the use of the human clinical adenovirus to express Constructs.

4.

1.41
“IL-12 Products” means the Human IL-12 Products and the Gorilla IL-12 Products.
1.42
“IL-12 Program” means, as applicable, the Human IL-12 Program or the Gorilla IL-12 Program.
1.43
“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.44
“Indemnified Party” has the meaning set forth in Section 8.3.
1.45
“Indemnifying Party” has the meaning set forth in Section 8.3.
1.46
“Information” means any data, results, technology, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, algorithms, technology, test data (including biological and chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.
1.47
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
1.48
“Licensed Intellectual Property” means the Licensed Know-How and Licensed Patents and any Alaunos Veledimex Alterations.
1.49
“Licensed Know-How” means all Information Controlled by Precigen or its Affiliates as of October 5, 2018 that (a) is reasonably required or useful to advance Licensed Products and (i) was generated by or on behalf of Precigen or its Affiliates and was actually provided to and/or used by or on behalf of Alaunos or its Affiliates in connection with a Program as of, or prior to, October 5, 2018 (as evidenced by such Party’s or its Affiliates’ contemporaneous records) or (ii) was actually generated by or on behalf of Alaunos or its Affiliates or (b) is reasonably required to manufacture Accessory Material Agents.
1.50
“Licensed Patent” means (a) any patent or patent application listed on Exhibit A, together with all continuations, divisions, continuations-in-part, re-examinations, reissues, substitutions, confirmations, registrations, re-validations, patent term extensions, supplementary protection certificates, certificates of invention, and applications for certificates of invention, or the like, of any such patents and patent applications, and any patent application or patent to which any patent or patent application listed on Exhibit A claims priority and (b) any patent application filed after October 5, 2018 solely to the extent that such patent application Covers Licensed Know-How that was both in existence as of October 5, 2018 and necessary to use the Accessory Material Agents in connection with the Research, Development, manufacture or Commercialization of a Licensed Product in the Field.

5.

1.51
“Licensed Product” means any Exclusive Product or Non-Exclusive Product and “Licensed Products” collectively means Exclusive Products and Non-Exclusive Products.
1.52
“MDACC Research Agreement” means certain Research and Development Agreement by and among Intrexon, Alaunos and The University of Texas M.D. Anderson Cancer Center (“MDACC”) with an effective date of August 17, 2015, and any amendments or statements of work thereto.
1.53
“Merck Agreement” means that certain License and Collaboration Agreement by and among Intrexon, Ziopharm and Ares Trading S.A., a corporation organized and existing under the laws of Switzerland, having offices at Zone Industrielle de L’Ouriettaz, 1170 Aubonne, Switzerland (“Ares Trading”) effective March 27, 2015, as amended.
1.54
“NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.
1.55
“Neo-antigens” means [***].
1.56
“New Product Marks” has the meaning set forth in Section 6.6.
1.57
“NK Cells” means natural killer cells.
1.58
“NK Cells and Gamma Delta T Cell Products” means any pharmaceutical or biological product, process or therapy developed under or arising from the NK Cells and Gamma Delta T Cell Program, including all forms, formulations, presentations, doses, administrations and package configurations.
1.59
“NK Cells and Gamma Delta T Cell Program” means a program(s) of Research and Development focused on NK Cells and Gamma Delta T Cells.
1.60
“Non-Exclusive Products” means (a) NK Cells and Gamma Delta T Cell Products, and (b) TCR Non-Exclusive Products, in each case as generated or Developed by Alaunos. For clarity, Non-Exclusive Products include all forms, formulations, presentations, doses, administrations and package configurations thereof.
1.61
“Oncology” means the treatment or prevention of a human patient who has received a cancer diagnosis.
1.62
“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.
1.63
“Precigen” means the Virginia corporation, with its principal place of business at 20358 Seneca Meadows Parkway, Germantown, MD 20876 along with its wholly owned subsidiaries and Affiliates.

6.

1.64
“Potential Claims” has the meaning set forth in Section 3.4(a).
1.65
“Precigen Impact Situation” has the meaning set forth in Section 6.2(a).
1.66
“Precigen Indemnitees” has the meaning set forth in Section 8.2.
1.67
“Product Infringement” has the meaning set forth in Section 6.3(b).
1.68
“Program” means, as applicable, the TCR Program and the NK Cells and Gamma Delta T Cell Program.
1.69
“Regulatory Approval” means all approvals that are necessary for the commercial sale of product in the applicable field in a given country or regulatory jurisdiction.
1.70
“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.71
“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or jurisdiction.
1.72
“Releasees” has the meaning set forth in Section 3.4(a).
1.73
“Released Claims” has the meaning set forth in Section 3.4(a).
1.74
“Research” means non-clinical studies of a product conducted before the filing of an IND for such product.
1.75
“Sleeping Beauty Intellectual Property” means patent families [***] and [***] as detailed in Exhibit A.
1.76
“Sublicensee” means any Third Party granted a sublicense, covenant not to sue, forbearance agreement, co-promotion agreement or other similar arrangement (a “Sublicense”) by Alaunos to the rights licensed to Alaunos under Section 2.1(a) or Section 2.1(b).
1.77
“T-Cell” means a T-lymphocyte, including alpha beta T cells and gamma delta T cells.
1.78
“TCR” means T-cell receptor complex.
1.79
“TCR Exclusive Product” means any biological product, process or therapy that includes a TCR for a Neo-antigen, including all forms, formulations, presentations, doses, administrations and package configurations.
1.80
“TCR Exclusive Program” means a program(s) of Research and Development focused on Developing TCRs designed for Neo-antigens.

7.

1.81
“TCR Non-Exclusive Product” means any biological product, process or therapy that is comprised of a TCR, other than TCR Exclusive Products, including all forms, formulations, presentations, doses, administrations and package configurations.
1.82
“TCR Products” means TCR Non-Exclusive Products and TCR Exclusive Products.
1.83
“Term” has the meaning set forth in Section 5.2(b).
1.84
“Territory” means all countries of the world.
1.85
“Third Party” means any entity other than Precigen or Alaunos or an Affiliate of either of them.
1.86
“Third Party Licenses” has the meaning set forth in Section 2.1(e).
1.87
“Trademark” means any word, name, symbol, color, shape, designation or device or any combination thereof, including any trademark, service mark, trade name, trade dress, brand name, product configuration, domain name, logo, design or business symbol, that functions as an identifier of source, origin or membership, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.88
“Treat” means delivery of a therapy to a human patient who has received a cancer diagnosis for the treatment of that cancer, including the prevention of the reoccurrence of any such cancer. “Treatment” has its correlative meaning.
1.89
“U.S.” means the United States of America, including all possessions and territories thereof.
1.90
“Valid Claim” means a claim of an issued, unexpired patent within the Licensed Patents that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision.
1.91
“Ziopharm Agreement” means that certain Exclusive Channel Partner Agreement by and between Intrexon and Ziopharm, dated January 6, 2011, as amended by the First Amendment to Exclusive Channel Partner Agreement effective September 13, 2011; the Second Amendment to the Exclusive Channel Partner Agreement effective March 27, 2015 (the “Second ECP Amendment”) and the Third Amendment to Exclusive Channel Partner Agreement effective June 29, 2016, as assigned by Intrexon to Precigen.
1.92
“Alaunos Indemnitees” has the meaning set forth in Section 8.1.
Article 2

LICENSES AND EXCLUSIVITY
2.1
License to Alaunos for Licensed Products.

8.

(a)
License to Alaunos for Exclusive Products. Precigen hereby grants Alaunos a royalty-free, exclusive license (even as to Precigen and its Affiliates except as provided in Section 2.1(c) below), with the right to sublicense through multiple tiers in accordance with Section 2.1(d), under the Licensed Intellectual Property to research, develop, make, have made, use, sell, have sold, offer for sale and import Exclusive Products in the Field in the Territory.
(b)
License to Alaunos for Accessory Material Agents and Non-Exclusive Products. Precigen hereby grants Alaunos (i) a non-exclusive, royalty-free license, with the right to sublicense through multiple tiers in accordance with Section 2.1(d), under the Licensed Intellectual Property to research, develop, make, have made, use, sell, have sold, offer for sale and import Non-Exclusive Products in the Field in the Territory, and (ii) an exclusive, royalty-free license, with the right to sublicense in accordance with Section 2.1(d), under the Sleeping Beauty Intellectual Property to research, develop, make, have made, use, sell, have sold, offer for sale and import TCR Non-Exclusive Products in the Field in the Territory. For clarity, the foregoing license grant includes the right to make and have made Accessory Material Agents for use in connection with Licensed Products in the Field.
(c)
Precigen Retained Rights. Notwithstanding the rights granted to Alaunos in Section 2.1(a) and 2.1(b), Precigen may research, develop, manufacture and Commercialize (i) products outside of the Exclusive Products in the Field in the Territory (subject to the grant of the exclusive license under the Sleeping Beauty Intellectual Property with respect to TCR Non-Exclusive Products in the Field) and (ii) products outside the Field.
(d)
Sublicenses; Assignments.
(i)
Alaunos may grant sublicenses through multiple tiers, under any or all of the rights granted in Section 2.1(a) and Section 2.1(b) to its Affiliates.
(ii)
Alaunos may grant sublicenses through multiple tiers, under any or all of the rights granted in Section 2.1(a) and Section 2.1(b), to Third Parties solely to the extent reasonably necessary for contract manufacturing activities or Commercialization of Licensed Products with respect to any Licensed Product developed by or on behalf of Alaunos or its Affiliates, following which Alaunos will provide written notice of any such grant to Precigen within 10 business days of such grant.
(iii)
Alaunos may grant sublicenses through multiple tiers, under any or all of the rights granted in Section 2.1(a) and Section 2.1(b), to Third Parties in connection with any Research, Development or Commercialization collaboration of such Exclusive Product or TCR Non-Exclusive Product, following which Alaunos will provide written notice of any such grant to Precigen within 10 business days of such grant.
(iv)
Except as set forth above, Alaunos shall not have the right to sublicense any or all of the rights granted under this Agreement to Third Parties to Research, Develop, manufacture or Commercialize products of Third Parties without Precigen’s prior written consent.
(v)
Each agreement in which Alaunos grants a sublicense shall be consistent with the relevant terms and conditions of this Agreement and Alaunos shall provide such information as reasonably necessary to determine compliance with Section 2.1(d). Alaunos shall

9.

remain responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement. Breach by Alaunos’ Sublicensees shall be a breach by Alaunos. Alaunos will provide Precigen a quarterly update, if any with respect to terminations or modifications of sublicenses granted under Section 2.1(d).
(e)
Third Party Licenses. All Licensed Intellectual Property licensed to Precigen from a Third Party and sublicensed to Alaunos under this Agreement are subject to and subordinate to the terms of the applicable license agreements with Third Parties set forth on Exhibit B (the “Third Party Licenses”). Each Party will fully comply with the terms of any such Third Party License, and Alaunos shall remain solely responsible for the payment of any royalty, milestone, and other payment obligations, if any, due to Third Parties in connection with exercise of the licenses granted to Alaunos under this Agreement. Alaunos shall make all such payments timely in accordance with the terms of the applicable Third Party license. Precigen covenants not to, without the prior written consent of Alaunos, amend any Third Party License in such a manner that would diminish the rights granted to Alaunos under this Agreement, materially change any obligations under such Third Party License that would impact Alaunos hereunder or increase any payment obligation of Alaunos pursuant to such Third Party License.
2.2
Exclusivity. Precigen hereby covenants that, during the Patent Term, neither it nor its Affiliates will (a) grant or offer any license or other rights to a Third Party, or otherwise discuss or negotiate with any Third Party the terms of any such license or rights, or (b) conduct any activities, whether independently or with or for the benefit of a Third Party, in each case of (a) and (b) with respect to the use of any Licensed Intellectual Property to research, develop, manufacture or Commercialize any Exclusive Product in the Field or with respect to the use of any Sleeping Beauty Intellectual Property as Covered by [***] and [***] to research, develop, manufacture or Commercialize any TCR Product in the Field.
2.3
Development Responsibilities. Alaunos will have the exclusive right to conduct, and be solely responsible for all aspects of, the Research, Development and manufacture of Licensed Products and setting the regulatory strategy for seeking Regulatory Approvals for Licensed Products in the Field in the Territory.
2.4
Regulatory Responsibilities. Alaunos shall have the exclusive right to prepare and shall own all Regulatory Materials (including all INDs, BLAs, NDAs, MAAs and Regulatory Approvals) for each Licensed Product in the Field in the Territory.
2.5
Commercialization Responsibilities. Alaunos will have the exclusive right to conduct in its sole discretion, and be solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Territory; and (h) manufacturing of Licensed Products for commercial use.

10.

2.6
Development and Commercialization. As of the Effective Date, Alaunos shall have no obligation to further Develop or Commercialize Licensed Products and shall not be liable to Precigen for any failure to do so.
2.7
No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party. Precigen specifically reserves all rights not expressly granted to Alaunos under this Agreement.
Article 3

EXISTING AGREEMENTS
3.1
Termination of Exclusive License Agreement. The Parties hereby agree to amend and restate the ELA Agreement and replace it in its entirety with this Agreement. The Parties acknowledge that the necessary assignments and transition services required under the ELA Agreement have been completed.
3.2
Termination of Ziopharm Agreement. The Parties previously agreed under the ELA Agreement to terminate the Ziopharm Agreement, and the termination of such agreement shall continue. Accordingly, all rights and licenses granted by Intrexon to Alaunos under the Ziopharm Agreement and all rights and licenses granted by Alaunos to Intrexon, such rights and licenses assigned by Intrexon to Precigen, under the Ziopharm Agreement shall terminate. For clarity, the Parties acknowledge and agree that the provisions of Section 10.4 of the Ziopharm Agreement did not apply to this termination of the Ziopharm Agreement by mutual written consent. Section 6.1 of the Second ECP Amendment did not survive termination of the Ziopharm Agreement. In the event of any conflict between the surviving terms of the Ziopharm Agreement and the terms of this Agreement, the terms of this Agreement shall control.
3.3
MDACC Research Agreement and 2015 MDACC License. Precigen shall retain rights to all intellectual property and materials received through the MDACC Research Agreement and 2015 MDACC License prior to the October 5, 2018, such right being licensed herein as part of the Licensed Intellectual Property.
3.4
Mutual Release and Covenant Not to Sue.
(a)
The Parties, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, insurers, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, hereby release and discharge the other Parties, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them (the Parties’ “Releasees”, as applicable), from all known and unknown charges,

11.

complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which either Party has, or may have had, against the other Party, whether or not apparent or yet to be discovered, or which may hereafter develop (“Potential Claims”), for any acts or omissions, prior to the Effective Date, related to or arising from the ELA Agreement, the Ziopharm Agreement, including but not limited to the Second ECP Amendment, the Merck Agreement, the MDAAC Research Agreement, and each other agreement between Ziopharm and either Precigen or Intrexon, (the “Released Claims”). For avoidance of doubt, the Released Claims shall not include any Potential Claims: (a) for acts or omissions that occur on or after the Effective Date or (b) related to or arising from any rights or obligations set forth in this Agreement.
(b)
Each Party agrees and hereby covenants that it will not, directly or indirectly, on its own behalf or acting on behalf of or through any other person or entity, initiate or maintain any lawsuit, arbitration or other proceeding, whether legal or equitable, against any other Party or its Releasees, arising from or related to the Released Claims.
(c)
Alaunos hereby grants to Precigen a covenant not to sue for infringement for Precigen’s Development or Commercialization of the Formerly Licensed Products based on any patent application filed by Alaunos prior to the Effective Date.

Article 4

TECHNOLOGY AND INVENTORY TRANSFER; REGULATORY
4.1
Transfer of Licensed Know-How; Ongoing Transfers.
(a)
Precigen Transfer to Alaunos. All technology transfer and assignments due to Alaunos under the ELA Agreement are complete.
(b)
Alaunos Transfer to Precigen. Within the sixty (60) day period following the Effective Date, Alaunos will provide Precigen copies of all electronic regulatory files, FDA communications and material data Information and materials including Accessory Material Agents solely relating to any of the Formerly Licensed Products previously developed by Alaunos, in each case that are in Alaunos’ possession and Control, to the extent available to current employees of Alaunos after a reasonable search. Alaunos hereby grants to Precigen a right to reference all data Controlled by Alaunos as of the Effective Date solely pertaining to any of the Formerly Licensed Products previously developed by Alaunos. Alaunos agrees to execute any reasonable formalized letter necessary to grant Precigen’s right of reference. With respect to hard copy of documents related to the Formerly Licensed Products, the Parties will work to complete any transfer or destruction (other than anything required for retention by the FDA) within six (6) months of the Effective Date.
4.2
Historical GMP Materials and IL-12 Product Supply; Required Retention and Inventory Destruction. Subject to any applicable statutes, regulations and written directives of the FDA, including which may require retention of information and samples of materials,

12.

Alaunos shall be responsible for the destruction of its existing inventory of GMP materials related to CD-19, BCMA, and the IL-12 Product (including all final product, drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) that is then in the possession and Control of Alaunos or its Affiliates or Sublicensees, and shall provide notice of such destruction within sixty (60) days of confirmation by Precigen it does not wish to have any such materials transferred at Precigen request and cost. Precigen shall notify Alaunos with respect to such materials no later than sixty (60) days from the Effective Date.
4.3
DMF Transfer. Within sixty (60) days following the Effective Date, Alaunos will execute documents necessary to assign or transfer the right to reference and use any Drug Master Files (DMFs) solely related to the Formerly Licensed Products developed by Alaunos, in each case that are in Alaunos’ possession and Control, after a reasonable search.
Article 5

COMPENSATION
5.1
Annual Licensing Payments. Within five (5) Business Days after October 5, 2023 and each anniversary of the Effective Date during the Patent Term, Alaunos shall pay to Precigen an annual license payment of seventy-five thousand Dollars ($75,000).
5.2
No Alaunos Royalties on Licensed Products.
(a)
Alaunos Exclusive and Non-Exclusive Products. Alaunos shall not owe royalties to Precigen for the sale or sublicensing of any Exclusive or Non-Exclusive Product.
(b)
Term. The “Term” with respect to the Licensed Patents shall be until the expiration or abandonment of the last-to-expire Valid Claim in such country Covering such Licensed Product (a “Covering Claim” in such country for such Licensed Product) (the “Patent Term”). The Term with respect to the Licensed Know-How shall be royalty-fee, perpetual and irrevocable following the Term of the subject Licensed Patents (“Perpetual Licensed Know-How”). Notwithstanding the license grant, following expiration of the Patent Term on a case-by-case, country-by-country basis, the Perpetual Licensed Know-How will become non-exclusive.
5.3
No Precigen Royalties.

Precigen shall not owe any royalties to Alaunos for any products.

5.4
Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its income arising directly or indirectly from the efforts of the Parties under this Agreement.
Article 6

INTELLECTUAL PROPERTY MATTERS
6.1
Ownership of Inventions.

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(a)
Activities by Alaunos. Unless provided for otherwise herein, Alaunos shall own all Information and inventions, whether or not patentable, made in the course of Alaunos’ Research, Development, manufacture and Commercialization of Licensed Products after the Effective Date.
(b)
Alaunos Veledimex Alterations. Precigen shall own all Alaunos Veledimex Alterations, whether or not patentable, made in the course of Alaunos’ Research, Development, manufacture and Commercialization of Formerly Licensed Products. Alaunos hereby assigns to Precigen any and all right, title and interest it may have in any such Alaunos Veledimex Alterations, and agrees to take such further actions as reasonably requested by Precigen to evidence such assignment. Alaunos will require all of its employees, consultants, agents and contractors, and will cause its Affiliates and subcontractors to require all of their employees, consultants, agents and contractors to assign all Alaunos Veledimex Alterations that are conceived, generated or otherwise made by such employees, consultants, agents and contractors to it, respectively, for further assignment according to the ownership principles described in this Section 6.1(b).
6.2
Prosecution of Licensed Patents.
(a)
Generally. Subject to Section 6.2(b), as between the Parties, Precigen shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Licensed Patents in the Territory. As between the Parties, Precigen shall bear all costs incurred by Precigen in connection with the preparation, filing, prosecution or maintenance of any Licensed Patent. Precigen shall consult with Alaunos and keep Alaunos reasonably informed of the status of the Licensed Patents and shall promptly provide Alaunos with copies of all material correspondence received from any patent authority in connection therewith to the extent not publicly available. In addition, Precigen shall timely provide Alaunos with drafts of all proposed filings and correspondence to any patent authority with respect to the Licensed Patents (which could reasonably be considered to Cover a Licensed Product) in the Field for Alaunos’ review and comment prior to the submission of such proposed filings and correspondence. Precigen shall confer with Alaunos and incorporate Alaunos’ comments prior to submitting such filings and correspondence, provided, that Alaunos’ comments do not require Precigen to take any action in connection with the Licensed Patents that could reasonably be expected to adversely affect Precigen’s or its Affiliate’s Development or Commercialization of (i) products (other than Licensed Products) claimed by such Licensed Patent inside or outside the Field in the Territory or (ii) Licensed Products claimed by such Licensed Patent outside the Field in the Territory (a “Precigen Impact Situation”). If in either Party’s opinion, a Precigen Impact Situation could arise, such Party will promptly notify the other Party and the Parties shall discuss in good faith. Precigen shall have final decision authority with respect to whether or not to incorporate such comments. The Parties will work together to first determine if such claim could reasonably be considered to Cover a Licensed Product in the Field. If the claims in the pending case are determined not to Cover a Licensed Product, Precigen will not have an obligation to share prosecution for comment as opposed to for information only. However, if Precigen broadens the scope of the claims or files a continuation or divisional Precigen and Alaunos will again evaluate the claims to determine if the pending case Covers a Licensed Product.
(b)
New Patent Applications. Notwithstanding Section 6.2(a), if after consultation with Alaunos, Precigen agrees that a new patent application (including, with respect

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to Sleeping Beauty Intellectual Property, a divisional application) should be filed based on the Licensed Know-How, such patent applications shall be deemed Licensed Patents subject to further prosecution and maintenance in accordance with Section 6.2(a). Precigen shall reasonably consult with Alaunos regarding the drafting and filing of such new patent applications and shall reasonably consider any comments provided by Alaunos related thereto. For the avoidance of doubt, Precigen shall have authority with respect to such new patent applications (or divisional application) filing, prosecution and maintenance decisions in accordance with Section 6.2(a).
(c)
Abandonment. If Precigen decides anywhere in the Territory to abandon any Licensed Patent in the Field, Alaunos may assume Precigen’s rights and responsibilities under this Section 6.2 with respect to such Licensed Patent, and in connection with assuming such rights and responsibilities, Alaunos may apply for any extension (including a supplementary protection certificate or equivalent thereof) and Alaunos will thereafter be responsible for the prosecution and maintenance of such Licensed Patent in the Field in the Territory.
(d)
Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provided above in this Section 6.2, including providing any necessary powers of attorney, executing any other required documents or instruments for such prosecution, and making its personnel with appropriate scientific expertise available to assist in such efforts.
6.3
Enforcement of Licensed Patents.
(a)
Notification. If either Party becomes aware of (i) any existing or threatened infringement of the Licensed Patents in the Field in the Territory (including the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively), or (ii) a declaratory judgment action against any Licensed Patent in the Territory in connection with any infringement described in clause (i) (each of (i) and (ii), a “Patent Infringement”), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such Patent Infringement.
(b)
Enforcement Rights. For any Patent Infringement, each Party shall share with the other Party all Information available to it regarding such actual or alleged infringement. With respect to any Patent Infringement by a product that competes with an Exclusive Product in the Field (a “Product Infringement”). If a Licensed Patent is the only patent covering such Product Infringement, Alaunos will notify Precigen. Once Precigen confirms there are no other patents Alaunos could bring for Product Infringement and if the only Licensed Patent is a member of patent family [***] then Alaunos shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, such Product Infringement, at Alaunos’ cost and expense. Alaunos shall not settle any such suit or action in any manner that would reasonably be expected to (i) require Precigen to incur any liability (ii) require Precigen to make any payments, or (iii) would reasonably be expected to adversely affect Precigen’s Development or Commercialization of products, in each case without the prior written consent of Precigen. If Alaunos does not, within one hundred eighty (180) days after its receipt or delivery of notice under Section 6.3(a), commence a suit to enforce the Licensed Patent

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against such Product Infringement, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, Precigen shall have the right, but not the obligation, to commence such a suit or take such an action or defend against such Product Infringement in the Territory at its own cost and expense. Precigen shall not settle any such suit or action in any manner that (i) require Alaunos to incur any liability, (ii) require Alaunos to make any payments, or (iii) would reasonably be expected to adversely affect Alaunos’ Development or Commercialization of products in each case without the prior written consent of Precigen. If such Product Infringement is related to [***] and such Licensed Patent is the only patent covering such Product Infringement and Precigen has confirmed there are no other patents Alaunos could bring for Product Infringement, Precigen shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, such Product Infringement, at Precigen’s cost and expense. Precigen shall not settle any such suit or action in any manner that would reasonably be expected to (i) require Alaunos to incur any liability or (iii) require Alaunos to make any payments, in each case without the prior written consent of Alaunos. If Precigen does not, within one hundred eighty (180) days after its receipt or delivery of notice under Section 6.3(a), commence a suit to enforce the Licensed Patent against such Product Infringement, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, Alaunos shall have the right, but not the obligation, to commence such a suit or take such an action or defend against such Product Infringement in the Territory at its own cost and expense. Alaunos shall not settle any such suit or action in any manner that would reasonably be expected to (i) require Precigen to incur any liability (ii) require Precigen to make any payments, or (iii) would reasonably be expected to adversely affect Precigen’s Development or Commercialization of products, in each case without the prior written consent of Precigen.
(c)
Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.
(d)
Expenses and Recoveries. The Party bringing or defending a claim, suit or action under Section 6.3(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Party or Parties in such litigation, and any remaining amounts shall be allocated [***] between the Parties.
6.4
Orange Book Listing. Upon receipt of a notice of allowance (or equivalent) of an applicable Licensed Patent, Alaunos shall inform Precigen and request information reasonably required by Alaunos to list any Licensed Patent in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory with respect to such Licensed Product. Alaunos shall have the sole right to determine which Licensed Patent or other patent shall be included in the Orange Book for Licensed Products.

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6.5
Trademarks.
(a)
New Product Marks. Alaunos and its Affiliates and Sublicensees shall have the right to brand the Licensed Products in the Territory using any Trademarks it determines appropriate for the Licensed Products, which may vary by country or within a country (the “New Product Marks”), provided that Alaunos shall not, and shall ensure that its Affiliates and Sublicensees will not, make any use of the trademarks or house marks of Precigen (including Precigen’s corporate name) or any trademark confusingly similar thereto. As between the Parties, Alaunos shall own all rights in the New Product Marks and shall register and maintain, in its discretion and at its own cost and expense, the New Product Marks in the countries and regions in the Territory that it determines to be appropriate. Alaunos shall have the sole right, in its discretion and at its expense, to defend and enforce the New Product Marks.
Article 7

REPRESENTATIONS AND WARRANTIES
7.1
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(a)
Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.
(b)
Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)
No Conflicts. It has not entered into any agreement with any Third Party that is in conflict with the rights granted to any other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to any other Party under this Agreement, or that would otherwise materially conflict with or adversely affect any other Party’s rights under this Agreement.
7.2
Representations and Warranties of Alaunos. Alaunos hereby represents and warrants to Precigen as follows:
(a)
No Ongoing Clinical Trials Relating to Formerly Licensed Products. As of the Effective Date, Alaunos has terminated active enrollment in all clinical trials related to the Formerly Licensed Products but there are FDA-required long term follow up programs which continue which cannot be terminated.
(b)
Terminated Contracts Relating to Formerly Licensed Products. Alaunos has terminated all contracts for research programs and collaborations it previously had with Third

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Parties to the extent relating to the Formerly Licensed Products. Alaunos has no existing licenses with a Third Party to the Formerly Licensed Products.
7.3
Representations and Warranties of Precigen. Precigen hereby represents and warrants to Alaunos that it has the right to grant the licenses that it grants to Alaunos under this Agreement.
7.4
Mutual Covenants.
(a)
No Conflicts. Each Party shall not enter into any agreement with any Third Party that is in conflict with the rights, licenses and obligations under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement.
7.5
Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
Article 8

INDEMNIFICATION
8.1
Indemnification by Precigen. Precigen shall defend, indemnify, and hold Alaunos and its Affiliates and their respective officers, directors, employees, and agents (the “Alaunos Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Alaunos Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Claims”) against such Alaunos Indemnitee to the extent arising from or based on (a) the Research, Development or Commercialization of any Formerly Licensed Products, including by or on behalf of, or under license of, Precigen or its Affiliates, after the Effective Date (b) the Merck Agreement, (c) the breach of any of Precigen’s obligations, representations or warranties under this Agreement, or (d) the willful misconduct or gross negligence of Precigen, its Affiliates, or the officers, directors, employees, or agents of Precigen or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Alaunos Indemnitees fail to comply with the indemnification procedures set forth in Section 8.3 and Precigen’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 8.2(b) or 8.2(c) for which Alaunos is obligated to indemnify the Precigen Indemnitees under Section 8.2.
8.2
Indemnification by Alaunos. Alaunos shall defend, indemnify, and hold Precigen, Intrexon and their Affiliates and their respective officers, directors, employees, and agents (the “Precigen Indemnitees”) harmless from and against damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation

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incurred by such Precigen Indemnitees, resulting from any Claims against such Precigen Indemnitee to the extent arising from or based on (a) the Development or Commercialization of Licensed Products by or on behalf of Alaunos or its Affiliates or Sublicensees, (b) the Research, Development or Commercialization of any Formerly Licensed Products, including by or on behalf of, or under license of, Alaunos or its Affiliates, Third Party collaborators, or Sublicensees, prior to the Effective Date (c) the breach of any of Alaunos’ obligations, representations or warranties under this Agreement, (d) Alaunos’ breach of the MDACC Research Agreement or 2015 MDACC License, each as amended pursuant to the Agreement or (e) the willful misconduct or gross negligence of Alaunos, its Affiliates, or the officers, directors, employees, or agents of Alaunos or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Precigen Indemnitees fail to comply with the indemnification procedures set forth in Section 8.3 and Alaunos’ defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 8.1(c) or 8.1(d) for which Precigen is obligated to indemnify the Alaunos Indemnitees under Section 8.1.
8.3
Indemnification Procedures. The Party claiming indemnity under this Section 8.3 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 8.3.
8.4
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 OR 8.2 OR DAMAGES AVAILABLE FOR BREACH OF ARTICLE 9.
8.5
Insurance. Each Party shall procure and maintain insurance, including product liability insurance, consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party and for the three (3) year period thereafter. It is

19.

understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 8.5. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation or non‑renewal of such insurance.
Article 9

CONFIDENTIALITY
9.1
Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties; provided, however, that any Confidential Information that is considered a “trade secret” shall remain subject to the confidentiality provisions herein for so long as such Confidential Information maintains its “trade secret” status. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)
was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)
was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e)
was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
9.2
Authorized Disclosure. Notwithstanding the obligations set forth in Section 9.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent such disclosure is reasonable necessary in the following instances:
(a)
filing, prosecuting, or maintaining Patents as permitted by this Agreement;
(b)
prosecuting or defending litigation as permitted by this Agreement;

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(c)
disclosure to its and its Affiliates’ employees, agents, consultants and contractors, on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement; or
(d)
disclosure to potential and actual: investors, acquirors (of part or all of the shares and/or assets of a Party or an Affiliate), collaborators, licensors, licensees and sublicensees and other financial or commercial partners, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration, license or sublicense; provided that in each case, the discloses are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement (provided that the term of such obligations may be shorter); or
(e)
to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order; provided that the Party subject to such Laws shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.2(e), such Party shall notify the other Party of such required disclosure as far in advance as reasonably practicable (and in no event less than fifteen (15) Business Days prior to the anticipated date of disclosure) to provide the non-disclosing Party opportunity to review and comment upon the disclosure.

9.3
Publicity; Terms of Agreement.
(a)
The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 9.3 or Section 9.2. In addition, a Party may disclose such terms to the extent reasonably necessary to be disclosed to any bona fide potential or actual investor, acquiror or merger partner for the sole purpose of evaluating an actual or potential investment, acquisition or merger; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and ensure that each such disclosee is contractually obligated to treat such Confidential Information as confidential.
(b)
The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing

21.

Party, governing disclosure of material agreements and material information that must be publicly filed.

Article 10

TERM AND TERMINATION
10.1
Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10 shall remain in effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Patent Term, except as provided in Section 5.2(b).
10.2
Unilateral Termination by Alaunos. Alaunos may terminate this Agreement, on a country-by-country, Program-by-Program, or Licensed Patent-by-Licensed Patent basis or in its entirety, for any or no reason upon written notice to Precigen. Upon any such termination of this Agreement by Alaunos, the license rights with respect to the applicable country, Program or Licensed Patent, as the case may be, shall terminate, and the then remaining license rights under this Agreement shall continue and survive.
10.3
Termination by Either Party for Breach.
(a)
Breach. Subject to Section 10.3(b), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice; provided that if such breach is not reasonably capable of cure within such sixty (60)-day period, the breaching Party may submit a reasonable cure plan prior to the end of such sixty (60)-day period, in which case the other Party shall not have the right to terminate this Agreement for so long as the breaching Party is using commercially reasonable efforts to implement such cure plan.
(b)
Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 10.3(a), and such alleged breaching Party provides the other Party notice of such dispute within such sixty (60)-day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 10.3(a) unless and until the arbitrators, in accordance with Section 11.2, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within sixty (60) days following such arbitrators’ decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Except with respect to breaches of payment obligations, the Parties agree that a breach with respect to a Licensed Product shall not itself be deemed to be a breach with respect to other Licensed Products and any termination of this Agreement shall be limited to the Licensed Product or Licensed Products for which a Party breached its obligations hereunder. Nothing in this Section 10.3 shall limit a Party’s ability to seek remedies available under this Agreement in law or equity.

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10.4
Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1 (to the extent definitions are used in the following sections or portions thereof), Article 8, Article 9, Article 11, and Article 12 and individual Sections: 2.7, 3.4, 5.2., 5.3, 5.4, 6.1, 6.5, 7.5, 10.1 and 10.4. If this Agreement is terminated with respect to a given Licensed Product, but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Licensed Product(s) for which the termination is applicable (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety) and all provisions not surviving in accordance with the foregoing shall terminate with respect to the relevant Licensed Product for which the termination applies, as applicable, upon the effective date of termination thereof.

Article 11

DISPUTE RESOLUTION
11.1
Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 11.2.
11.2
Arbitration. Any Dispute that is not resolved pursuant to Section 12.1 shall, subject to Section 12.10, be shall resolved by binding arbitration administered by the American Arbitration Association (“AAA”) (or its successor entity) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection) (the “AAA Rules”), except as modified in this Agreement, which AAA Rules are deemed to be incorporated by reference into this clause. The decision rendered in any such arbitration will be final, binding and unappealable. The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the AAA Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. The place of arbitration shall be New York, New York, U.S., and all proceedings and communications shall be in English. It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than thirty (30) days after selection of the arbitrators, the Parties and their representatives shall

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hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.
11.3
Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
11.4
Award. Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 11.2 shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the losing Party. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 11.4, and agrees that, subject to the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in any United States District Court located in New York and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s). With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award consequential, incidental, special, punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for consequential, incidental, special, punitive or exemplary damages. The only damages recoverable under this Agreement are direct compensatory damages.
11.5
Costs. Each Party shall bear its own legal fees. The arbitrator(s) shall assess his or her costs, fees and expenses against the Party losing the arbitration.
11.6
Injunctive Relief. Nothing in this Article 11 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 11.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 10.3.
11.7
Confidentiality. The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.
11.8
Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

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11.9
Jurisdiction. For the purposes of this Article 11, the Parties acknowledge their diversity and agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 11 and for enforcing the agreements reflected in this Article 11 and agree not to commence any action, suit or proceeding related thereto except in such courts.
11.10
Patent and Trademark Disputes. Notwithstanding any other provisions of this Article 11, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Licensed Patents shall be submitted to a court of competent jurisdiction in the country in which such Patent was filed or granted.
Article 12

MISCELLANEOUS
12.1
Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, and the Related Agreements sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement or the Related Agreements. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
12.2
Rights in Bankruptcy.
(a)
To the extent permitted under applicable Law, all rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. All rights of the Parties under this Section 12.2 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, Title 11, and any other applicable Laws. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.
(b)
Any intellectual property provided pursuant to the provisions of this Section 12.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.
12.3
Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such

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excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
12.4
Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Precigen:

Precigen, Inc.

20374 Seneca Meadows Parkway

Germantown, MD 20876

Attn: Chief Legal Officer

Email: [***]

If to Alaunos:

Alaunos Therapeutics

8030 El Rio

Houston, Texas 77054

Attn: General Counsel

Email: [***]

12.5
No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

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12.6
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that a Party may make such an assignment or transfer without the other Party’s consent (a) to its Affiliates, (b) to a Third Party in connection with the transfer or sale of all or substantially all of the business or assets of such Party to which this Agreement relates, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise or (c) to a Third Party in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to a Licensed Product, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.6 shall be null, void and of no legal effect.
12.7
Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
12.8
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.9
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
12.10
No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
12.11
Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

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12.12
Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature page follows}

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In Witness Whereof, the Parties have executed this Amended and Restated Exclusive License Agreement by their duly authorized officers as of the Effective Date.

Alaunos Therapeutics Precigen, Inc.

By: /s/ Melinda Lackey By: /s/ Donald P. Lehr

Name: Melinda Lackey Name: Donald P. Lehr

Title: Senior Vice President, Legal and Title: Chief Legal Officer

Administrative

Signature Page to Exclusive License Agreement

List of Exhibits:

Exhibit A: Licensed Patents

Exhibit B: Third Party Licenses

Exhibit A – Licensed Patents

•
[***]

Exhibit B - Third Party Licenses

•
License Agreement by and among Intrexon Corporation, Alaunos and MDACC with an effective date of January 13, 2015, as amended, and as assigned by Intrexon and assumed by Precigen effective as of January 1, 2018.

•
License Agreement by and among Precigen, Alaunos and MDACC with an effective date of January 8, 2018, as amended.